 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 1 to the Registration Statement (No. 333-254760) on Form S-1 of Akoya Biosciences, Inc. of our report dated March 12, 2021 except with respect to the matters discussed in Note 17, as to which the date is April 12, 2021, relating to the consolidated financial statements of Akoya Biosciences, Inc. and its subsidiary, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ RSM US LLP

Boston, Massachusetts

April 12, 2021